Exhibit 4.4

     THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(K), OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

     SUBJECT TO THE PROVISIONS OF SECTION 10 HEREOF, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON _____  ___, 2010 (the “EXPIRATION DATE”).

No. __________

BAKERS FOOTWEAR GROUP, INC.

WARRANT TO PURCHASE _______ SHARES OF
COMMON STOCK

     For VALUE RECEIVED, Ryan Beck & Co. (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Bakers Footwear Group, Inc., a Missouri corporation (“Company”), at any time beginning _______  ___, 2005 [insert 180th day following the Closing Date] and not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined above) (the “Exercise Period”), at an exercise price per share initially equal to $[___] [i.e., the market price, as determined in accordance with the rules of the NASDAQ Stock Market, on the Signing Date] (the exercise price in effect being herein called the “Warrant Price”), ___ shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

     Section 1. Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder. The Company may deem and treat the registered holder of the Warrant as the absolute owner hereof for the purpose of any exercise or any distribution to such holder and for all other purposes, absent actual notice to the contrary.

     Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

     Section 3. Exercise of Warrant. (a) Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time during the Exercise Period upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds for the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder), or in the event of a cashless exercise pursuant to Section 3(b) below, with the Net Issue Election Notice attached hereto as Appendix B duly executed and completed. The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or the Warrantholder shall have delivered evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement (or Net Issue Election Notice), shall be delivered to the Warrantholder within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Warrantholder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

          (b) In addition to and without limiting the rights of the Warrantholder hereof under the terms of this Warrant, the Warrantholder may elect to receive, without the payment by the Warrantholder of the Warrant Price, Warrant Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix B duly executed and completed, at the office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Warrantholder, during normal business hours on any business day. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable Warrant Shares, as is computed using the following formula:

X= Y(A-B)
A

where

               X = the number of shares of Common Stock to be issued to the Warrantholder (or such other person or persons as directed by the Warrantholder, subject to compliance with all applicable laws) upon such exercise of the rights under this Section 3(b)

               Y = the total number of shares of Common Stock covered by this Warrant which the Warrantholder has surrendered for cashless exercise

               A = the Market Price of one share of Common Stock on the date that the Warrantholder delivers the Net Issue Election Notice to the Company as provided herein

               B = the Warrant Price in effect under this Warrant on the date that the Warrantholder delivers the Net Issue Election Notice to the Company as provided herein

          (c) Notwithstanding anything herein to the contrary, in no event shall the Warrantholder be entitled to exercise any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Warrantholder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of this Warrant or the unexercised or unconverted portion of any other security of the Warrantholder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Warrantholder and its Affiliates of more than 9.99% of the then outstanding shares of Common Stock. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The Warrantholder may waive the limitations set forth herein by sixty-one (61) days written notice to the Company.

     Section 4. Compliance with the Securities Act of 1933. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

     Section 5. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for

Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

     Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

     Section 7. Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares (or proper exercise of the cashless exercise rights contained in Section 3(b) hereof), duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     Section 8. Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

          (a) If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising this Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if this Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

          (b) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the

Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrantholder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

          (c) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock immediately prior to such payment date, less the aggregate fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the Market Price shall be the average of the closing sale price of one share of Common Stock on such exchange on the five (5) trading days prior to the Valuation Date, provided that if the Common Stock has not traded in the prior five (5) trading sessions, the Market Price shall be the average closing sale price of the Common Stock in the most recent five (5) trading sessions during which the Common Stock has traded; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of

Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the Market Price shall be the average of the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the five (5) trading days prior to the Valuation Date, provided that if the Common Stock has not traded in the prior five (5) trading sessions, the Market Price shall be the average closing sale price of the Common Stock in the most recent five (5) trading sessions during which the Common Stock has traded; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Warrantholder. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value in respect of subpart (c) hereof, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

          (d) An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution referred to in (c) hereof and immediately after the effective date of each other event referred to in (a) or (b) hereof which requires an adjustment.

          (e) In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

     Section 9. Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the Market Price of such fractional share of Common Stock on the date of exercise.

     Section 10. Extension of Expiration Date. If the Company fails to cause any Registration Statement covering Registrable Securities (unless otherwise defined herein, capitalized terms are as defined in the Registration Rights Agreement relating to the Warrant Shares (the “Registration Rights Agreement”)) to be declared effective prior to the applicable dates set forth therein, or if any of the events specified in Section 2(c)(ii) of the Registration Rights Agreement occurs, and the Blackout Period (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

     Section 11. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

     Section 12. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

     Section 13. Identity of Transfer Agent. The Transfer Agent for the Common Stock is Continental Stock Transfer & Trust Co. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

     Section 14. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described on the earlier of (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or electronic mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier, and (v) upon actual receipt by the party to whom the notice is required to be given. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten (10) days’ advance written notice to the other:

If to the Company:

Bakers Footwear Group, Inc.
2815 Scott Avenue
St. Louis, MO 63103
Attention: Peter Edison
Fax: (314) 621-1018

With a copy to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway Ste. 3600
St. Louis MO 63102
Attn: J. Mark Klamer
Fax: (314) 259-2020

     Section 15. Registration Rights. The initial Warrantholder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement, and any subsequent Warrantholder may be entitled to such rights.

     Section 16. Assignment. The Warrantholder may transfer its rights hereunder, in whole or in part, to any other person, which person shall be an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended under the Securities Act of 1933, and which person shall agree in writing to be bound by the terms and conditions of this Warrant, and provided that written notice is given to the Company of any such transfer in accordance with Appendix C and such transfer is in accordance with applicable law, including the securities laws. Upon receipt by the Company of notice by the Warrantholder of a permissible transfer of any portion of this Warrant in accordance with the terms hereof, the Company shall promptly deliver to such transferee a Warrant in the form hereof exercisable for the number of Warrant Shares the right of which to purchase has been transferred.

     Section 17. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

     Section 18. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST

A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

     Section 19. No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

     Section 20. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then current Warrantholder, and such change, waiver, discharge or termination shall be binding on all future Warrantholders. Notwithstanding the foregoing, the Registration Rights Agreement may be amended only as provided for in the Registration Rights Agreement.

     Section 21. Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the ___ day of ___, 2005.

BAKERS FOOTWEAR GROUP, INC.
By:	___________________________
Name:
Title:

APPENDIX A
BAKERS FOOTWEAR GROUP, INC.
WARRANT EXERCISE FORM

To Bakers Footwear Group, Inc.:

     The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant, ___ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by	(certified mail to the above address, or
(electronically (provide DWAC
Instructions:___________________), or
(other (specify):
_______________________________).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated: ___________________, ____

Note: The signature must correspond with the name of the Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.
Signature:

Name (please print)

Address

Federal Identification or
Social Security No.

Assignee:

APPENDIX B

Net Issue Election Notice

To: Bakers Footwear Group, Inc.

Date:[_________________________]

     The undersigned hereby elects under Section 3(b) of this Warrant to surrender the right to purchase [___] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [___] shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

_________________________________________
Signature

_________________________________________
Name for Registration

_________________________________________
Mailing Address

APPENDIX C

ASSIGNMENT FORM

          FOR VALUE RECEIVED, ____________________________ hereby sells, assigns and transfers to the transferee named below [the rights to purchase ___ of the number of Warrant Shares under] this Warrant, together with all right, title and interest therein. [The right to purchase the remaining number of Warrant Shares shall remain the property of the undersigned.] The transferee agrees to be bound by the terms and conditions of this Warrant and represents that it is at the time of transfer, and will be on each date on which it exercises the Warrant, an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act of 1933.

     Dated: ______________________

[NAME OF WARRANTHOLDER]

By

Signature

Name:

(Please Print)

Address:

TRANSFEREE:

Name:

(Please Print)

Address:

[The Company issued warrants to the Ryan Beck & Co., Inc. or its designees on April 8, 2005, initially exercisable on October 5, 2005 at an exercise price of $10.18 per share, with an “Expiration Date of April 8, 2010”, executed by Peter A. Edison on behalf of the Company, as follows:

1.	Warrant WP-1 to Ryan Beck & Co., Inc. for 50,000 shares of Common Stock

2.	Warrant WP-2 to Ryan Beck & Co., Inc. for 12, 500 shares of Common Stock

3.	Warrant WP-3 to Ryan Beck & Co., Inc. for 31,250 shares of Common Stock

4.	Warrant WP-4 to an affiliate of Ryan Beck & Co., Inc. for 31,250 shares of Common Stock]